BUFFALO GOLD LTD.
QUARTERLY REPORT - FORM 51-901F
SCHEDULE B - SUPPLEMENTARY INFORMATION
FOR THE QUARTER ENDED SEPTEMBER 30, 2003

Buffalo Gold Ltd.
(the "Company")
All amounts in Canadian Dollars unless explicitly stated otherwise.

DEFERRED RESOURCE PROPERTY EXPENDITURES BREAKDOWN FOR THE QUARTER ENDED
SEPTEMBER 30, 2003

See notes to unaudited interim financial statements

EXPENDITURES TO NON-ARMS LENGTH PARTIES FOR THE QUARTER ENDED SEPTEMBER 30,
2003

See notes to unaudited interim financial statements

SECURITIES ISSUED DURING THE QUARTER ENDED SEPTEMBER 30, 2003

See notes to unaudited interim financial statements

OPTIONS GRANTED DURING THE QUARTER ENDED SEPTEMBER 30, 2003

See notes to unaudited interim financial statements

AUTHORIZED AND ISSUED SHARE CAPITAL AS AT SEPTEMBER 30, 2003

Authorized			Issued
Class	Par Value	Authorized	Number (1) (2) (3) (4)	Amount ($)
Common	NPV	Unlimited	4,008,890	4,288,912

Effective February 17, 2003 and pursuant to the shareholders Special General Meeting on December 12, 2002, the
Company changed its name from Buffalo Diamonds Ltd. to Buffalo Gold Ltd. and consolidated its share capital on a
10 old for 1 new basis. The post consolidation authorized share capital remained unchanged with the issued share capital as of December 31, 2002 becoming 2,186,929 common shares rather than the 21,869,294 outstanding at
December 31, 2002, retroactively re-stated. The historical shares outstanding have been adjusted to give effect to the
10 for 1 share consolidation, consistent with the presentation the December 31, 2002 financial statements.

Effective February 27, 2003 the Company completed a private placement for 1,333,330 units at a price of US$0.15 per unit. to generate gross proceeds of US$200,000. Each unit is comprised of one common share and one half share purchase warrant, each full share purchase warrant entitling the purchase of one additional share of common stock of the Issuer at a price of US$0.20 per share.

Effective April 17, 2003 the Company settled outstanding accounts payable of $28,999 owing to related parties by issuing 32,221 common shares and 32,221 share purchase warrants to a former director and a company related by a common director and a former director.

On September 23, 2003, the Company completed a non-brokered private placement consisting of 423,077 units at a price of US$0.26 per unit. Each unit consists of one common share and one warrant entitling the purchase of an additional common share at a price of US$0.35 per share until September 9, 2004.

On September 26, 2003 the Company issued 33,333 shares at US$0.20 resulting from the exercise of 33,333 share purchase warrants.

OPTIONS AND WARRANTS OUTSTANDING AS AT SEPTEMBER 30, 2003:
Security	Number or Amount (1)	Exercise or convertible price(1)	Expiry Date
Options Options Options Options Warrants Warrants Warrants	45,250 21,956 256,000 75,000 633,332 32,221 423,077	2.10 $2.10 US$0.50 US$0.55 US$0.20 US$0.60 US$0.35	November 9, 2003 December 6, 2004 April 16, 2008 September 15, 2008 February 27, 2004 April 17, 2004 September 9, 2004

(1)     Effective February 17, 2003 and pursuant to the shareholders Special General Meeting on December 12, 2002, the Company changed its name from Buffalo Diamonds Ltd. to Buffalo Gold Ltd. and consolidated its share capital on a 10 old for 1 new basis. The above presentation is presented to give effect to the impact of the consolidation on the December 31, 2002 options and warrants. The impact shown above is a 10 for 1 reduction in options and warrants outstanding as at the date of the consolidation, and a 10 for 1 increase in the price of options and warrants outstanding at the date of the consolidation.

SHARES IN ESCROW OR SUBJECT TO POOLING RESTRICTIONS SEPTEMBER 30, 2003

                                                       Number of Shares

                    Escrow                              Nil

LIST OF DIRECTORS AS AT NOVEMBER 28, 2003

                   John V. Tully               Director
                   James G. Stewart            Director
                   Tracy A. Moore              Director
                   Douglas Turnbull           Director

LIST OF OFFICERS AS AT AUGUST 19, 2003

                   John V. Tully                President & CEO

                   Tracy A. Moore           CFO & Secretary

BUFFALO GOLD LTD.
QUARTERLY REPORT - FORM 51-901F
SCHEDULE C - MANAGEMENT DISCUSSION
FOR THE QUARTER ENDED JUNE 30, 2003

BUFFALO GOLD LTD.
(the "Company")

MANAGEMENT DISCUSSION FOR THE QUARTER ENDED SEPTEMBER 30, 2003

The Company is in the business of the acquisition, exploration, exploration management, development and sale of mineral properties, with the primary aim of developing properties to a stage where they can be exploited for a profit.
At that stage, the Company's operations would, to some extent, be dependent on the prevailing market prices for any of the minerals produced by such operations. The Company does not currently have any producing properties and its current operations on its various properties are exploratory searches for mineable deposits of minerals. During and after the quarter ended September 30, 2003, the Company was primarily engaged in the continued exploration of its Alberta diamond properties and developing new opportunities in the Peoples' Republic of China, in Canada, and
elsewhere.

OPERATIONS AND FINANCIAL CONDITION

At September 30, 2003, the Company had total assets of $188,664 as compared to $256,147 at June 30, 2003. This decrease in total assets is due primarily the loss from operations for the period. The Company's working capital deficit increased from $192,718 at June 30, 2003 to $340,311 at September 30, 2003 due to the loss from operations for the quarter.

The Company's largest cash outflow in the quarter ended September 30, 2003 was $309,040 for operations, the majority of which consisted of property investigation costs of $148,036, consulting fees of $73,693, and professional fees of $13,937. These amounts increased significantly from the total operating costs of $9,983 for the same period in the prior year, due to additional property investigation activities and costs associated with exploring new opportunities in the Peoples' Republic of China, Canada and elsewhere.

During the quarter ended September 30, 2003, the Company made payments to parties not at arm's length with the
Company, consisting of $37,250 in property investigation costs to a company controlled by John V. Tully, who became a director, officer and President of the Company on April 16, 2003; $22,300 for property investigation costs to a company controlled by Doug Turnbull, a director of the Company; and $44,000 in corporate finance consulting fees to a company in which a director and officer of the Company, Tracy A. Moore, is a principal.

The net loss for the quarter ended September 30, 2003 was $309,040 ($0.08 per share) as compared with a net income of $9,872 ($0.00 per share) for the quarter ended September 30, 2002

Recent Developments

The Company has entered into an agreement with Terrawest Minerals Inc. whereby the Company has exclusive rights until November 18, 2003 to conduct due diligence on the Xuefeng Gold Property in Hunan Province,
Peoples' Republic of China (the "Hunan Property"). This agreement will allow Buffalo to determine whether to make an offer to acquire Terrawest's interest in a limited liability Sino-Foreign Cooperative Joint Venture Company with Brigade 407 of The Geological Mineral Resource Survey and Development Bureau of Hunan Province (the
"Sino Joint Venture"). Terrawest has the right under the Sino Joint Venture to earn a majority interest in the Hunan
Property.

Buffalo has agreed to and did pay Terrawest US$30,000 which will be used to acquire all necessary data plus a fee of US$5,000 per month to maintain its sole and exclusive right during the term of the agreement. The agreement is subject to regulatory approval. If Buffalo's due diligence is successful, the parties will use their best efforts to reach an agreement in which Buffalo will have a right to acquire Terrawest's interest in the Sino Joint Venture.

The Company has also entered into an agreement with Terrawest Minerals Inc. whereby the Company has the sole and exclusive right until November 18, 2003 to conduct due diligence on the three gold exploration projects in
Guizhou Province, Peoples' Republic of China. The Company has agreed to pay Terrawest US$30,000 which will be used to acquire all necessary data plus a fee of US$5,000 per month to maintain its sole and exclusive right during the term of the agreement. The agreement is subject to regulatory approval. If Buffalo's due diligence is successful, the parties will use their best efforts to reach an agreement in which the Company will have a right to acquire Terrawest's interest in the Sino Joint Venture.

"In August of 2002, Buffalo's president and Vice President of exploration traveled to China with Terrawest for the purposes of conducting due diligence on the Hunan and Guizhou exploration properties. During the trip Buffalo collected data necessary to complete its due diligence and to complete a geological report in compliance with
National Instrument 43-101. Brian McEwen, P.Geol. of Norwest Corp. accompanied Buffalo on its trip to China and will act as Buffalo's independent qualified professional geologist. Based on a positive review of the exploration projects and associated data, Buffalo will proceed with negotiations to finalize an agreement whereby Buffalo will acquire all of Terrawest's interest in its Guizhou gold properties and conduct further due diligence on the Hunan property.

In meetings with the Guizhou Gold Group, Buffalo and Terrawest were able to secure a larger land package than was originally offered to Buffalo by Terrawest. To date, Terrawest and the Guizhou Gold Group have secured exploration permits for five exploration projects totaling 115 square kilometers within the Dian-Qian-Gui area of
Guizhou province, situated within the heart of southern China's Golden Triangle. In addition to these projects, the
Guizhou Gold Group has applied for permits in four other target areas that were identified during Buffalo's visit.
Buffalo views the Dian-Qian-Gui area as an emerging Carlin District that has received limited modern exploration.
Sedimentary hosted gold deposits in the Dian-Qian-Gui area occur in a folded and faulted sequence of Paleozoic and early Mesozoic sedimentary and carbonate rocks overlapping the southwest margin of the Precambrian Yangtze
Craton. The most significant and recent discovery in this belt of rocks is Sino Gold Ltd.'s Jinfeng Deposit. Sino
Gold recently announced an upgraded resource of 14.1 million tonnes grading 5.9 g/t Au totaling 2.6 million ounces of gold at Jinfeng and that it expects to make a production decision in 2003, targeting 200,000 ounces of low cost production annually. This would potentially make the Jinfeng Deposit the largest producing gold mine in China.
Buffalo believes the properties being acquired by Terrawest could host geological and structural environments similar to that of the Jinfeng Deposit and by working with Guizhou Gold Group and Terrawest, Buffalo believes there is an excellent opportunity to discover other Jinfeng like occurrences.

On September 12, 2003 the Company received notice from BHP Billiton Diamonds Inc. ("BHP") that it had terminated its option to acquire an interest in the Calling Lake and Varlaam Properties owned by the Company and
New Claymore. The Company now maintains an ownership interest of 65% with 35% owned by New Claymore.
Other than logging the drill core from the 2000 drill program conducted on the Calling Lake property, the Company is unaware of any exploration work conducted by BHP during the term of the option agreement. Although gold exploration projects in southern China have become the Company's main focus, the Company and New Claymore will continue to seek a partner to further explore the Calling Lake property.

CAPITAL STOCK

On February 27, 2003, the Company completed a non-brokered private placement consisting of 1,333,330 units at a price of US$0.15 per unit for proceeds of US$200,000. Each unit consists of one common share and one half warrant, every full warrant entitling the purchase of an additional common share at a price of US$0.20 per share until February 28, 2004.

On April 17, 2003, the Company issued 32,221 shares of common stock and 32,221 share purchase warrants settling accounts payable owing of $28,999 to a company related by a common director and former director of the
Company.

On September 23, 2003, the Company completed a non-brokered private placement consisting of 423,077 units at a price of US$0.26 per unit. Each unit consists of one common share and one warrant entitling the purchase of an additional common share at a price of US$0.35 per share until September 9, 2004. The proceeds from this placement will be used to fund working capital and the costs of its agreement with Terrawest Minerals respecting
Terrawest's Guizhou gold properties.

On September 26, 2003 the Company issued 33,333 shares at US$0.20 resulting from the exercise of 33,333 share purchase warrants.

LIQUIDITY AND CAPITAL RESOURCES

The Company's exploration activities have been funded through previous private placements of share capital while the Company expects that it will continue to be able to utilize this source of financing until it develops cash flow from its operations, there can, however, be no assurance that such financings can continue to be obtained by the
Company. The failure to obtain such financing's would result in the curtailment of business activities until such financing could be obtained.

The Company will continue to require additional financing during the current fiscal year to continue its operations, property investigations, due diligence and exploration. Other than the implications of SARS on travel and business developments in Peoples' Republic of China and as discussed herein, the Company is not aware of any trends, demands, commitments, event or uncertainties that may effect its liquidity or rates of change in its liquidity, either materially increasing or decreasing its liquidity at present or in the foreseeable future. Material increases or decreases in the Company's liquidity will be substantially determined by the success or failure of the Company's property investigations and of raising additional exploration funds through private placements.

On September 30, 2003 the Company arranged a brokered private placement of units to be priced in the context of the market to generate gross proceeds of US$1,500,000. The private placement is subject to regulatory approval.

The brokered private placement was then increased from US$1,500,000 to US$2,500,000. The proceeds from this placement are to be used to fund the Company's ongoing due diligence on gold exploration properties in the
People's Republic of China owned by Terrawest Minerals Inc. and, potentially, to fund acquisition, exploration and development costs related to such properties. On November 4, 2003 the Company reported that Octagon would not be able to proceed with the brokered private placement due to the halt in trading of the Company's shares.

On September 30, 2003 the Company arranged a bridge loan in the amount of C$230,000 to cover costs pending closing of a private placement. The amount of the loan was subsequently reduced to $152,131. The loan bears interest at the rate of 12% per annum and the Company agreed to issue to the lenders that number bonus shares at a deemed price of US$0.50 per share as are equal in value to 20% of the loan.

INVESTOR RELATIONS ACTIVITIES

The Company handles investor relations activities internally by assigning various duties to officers, directors and employees. These duties consist primarily of responding to enquiries from the Company's shareholders and the public, distribution of news and information about the Company and other developments in the resource industry, preparation for and attendance at industry conferences, maintenance of web sites on the Internet, increasing the
Company's shareholder base and assisting in raising any capital which the Company might require.

SUBSEQUENT EVENTS

The following events occurred subsequent to September 30, 2003:

On October 20, 2003 the Company announced that it had, subject to regulatory approval, reached an agreement with
Terrawest Resource Holdings Ltd. ("Terrawest") to acquire all of the shares of Terrawest's wholly owned subsidiary, Terrawest Gold Corp. ("TGC").

Terrawest had assigned to TGC all of its rights under a Letter of Agreement on Cooperation dated August 30, 2003 with The Gold Group Co. of Guizhou Province (the "Guizhou Gold Group") for the establishment of a Sino-foreign cooperative joint venture company for the purpose of exploring and mining a number of mineral exploration permits in Guizhou Province, Peoples Republic of China. Terrawest has also assigned to TGC all of its rights under a letter of intent with the Geological Mineral Resource Survey and Development Bureau of Hunan Province dated June 11,
2003 for the exploration and mining of the Xuefeng gold exploration property in Hunan Province.

As consideration for the acquisition of TGC, the Company will issue to Terrawest 5,000,000 escrowed common shares of the Company. In addition, the Company had agreed to issue a further 2,000,000 shares to Terrawest upon the completion of a final bankable feasibility study showing the feasibility of placing any exploration permit forming a part of the Guizhou property into commercial production, provided that such study has confirmed mineable reserves of not less than 2,000,000 ounces of gold.

The Company announced that it will not be proceeding with the option agreement, announced November 6, 2002, to acquire a mineral property in northern BC.

The Company announced that the letter of intent with Big Sky Mining Canada Ltd., announced December 23, 2002, to pursue Chinese mineral exploration opportunities, has terminated.

On November 4, 2003 Octagon indicated that they would not be able to proceed with the brokered private placement due to a halt in trading of the Company's shares.

On November 24, 2003 The Company reported that it had, subject to regulatory approval, arranged a brokered private placement of 2,727,272 units at a price of US$0.55 per unit to generate gross proceeds of US$1,500,000.
Each unit will consist of one common share of the Company and one share purchase warrant entitling the purchase of an additional common share of the Company at a price of US$0.68 per share for a period of one year.

Canaccord Capital Corporation ("Canaccord") has agreed to act as Buffalo's agent in respect of this placement and will receive a commission of 10% of the gross proceeds and a broker's warrant entitling the purchase, at the offering price, of that number of units that equals 15% of the number of units sold pursuant to the placement for a period of two years.

Canaccord also has the right to increase the amount of the offering by up to 25% or $375,000 to cover over-
allotments. The proceeds from this placement will be used to fund Buffalo's acquisition from Terrawest Resource
Holdings Ltd. of its Guizhou gold properties in the People's Republic of China and Buffalo's initial exploration of those properties.